Exhibit 99.1

For Immediate Release
Friday, November 22, 2013

RIVER VALLEY FINANCIAL BANK
COMPLETES BRANCH PURCHASE

Madison, Indiana – (November 22, 2013) River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank (the “Bank”) based in Madison, Indiana, announced today that the Bank has completed the previously announced acquisition of the deposit relationships, real estate, and fixed assets of the Osgood, Indiana branch office of Old National Bank.  This transaction continues the Bank’s strategic growth in southeastern Indiana.

Matthew P. Forrester, the Bank’s President and CEO, stated that he is pleased with the Bank’s completion of the Osgood, Indiana branch acquisition. “River Valley Financial Bank is excited to establish a physical presence in Ripley County. It is a contiguous county to our home base and we have considerable name recognition there. We are anxious to afford our brand of community banking to new and established customers located there.”

River Valley Bancorp and River Valley Financial Bank operate from headquarters in Madison, Indiana. River Valley Bank has twelve locations in Madison, Hanover, Charlestown, Sellersburg, Floyds Knob, New Albany, Seymour, Dupont and North Vernon, Indiana. Another office is located in Carrollton, Kentucky.

Contact:	Matthew P. Forrester - President, CEO River Valley Bancorp 812-273-4949